Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-214888) and Form S-8 (Nos. 333-187796 and 333-215511) of our report dated February 21, 2017, except for the effects of the merger of entities under common control discussed in Note 4, as to which the date is May 1, 2017, relating to the consolidated financial statements, financial statement schedules and the effectiveness of internal control over financial reporting, which appears in Hi-Crush Partners LP's (the “Partnership”) Current Report on Form 8-K dated May 1, 2017. We also consent to the references to us under the headings "Experts" in such Registration Statements.

/s/ PricewaterhouseCoopers LLP
Houston, Texas
May 1, 2017